Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: David Christensen, CFO
507-387-3355
Jennifer Spaude, Investor Relations
507-386-3765

HickoryTech Reports First Quarter 2014 Results

•	Operating Income increased 16 percent
•	Net Income increased 27 percent
•	EBITDA increased 11 percent
•	Fiber and data revenue increased 6 percent

MANKATO, Minn., May 1, 2014 — HickoryTech Corporation (NASDAQ: HTCO), doing business as Enventis, today reported net income of $2.1 million for the first quarter ending March 31, 2014, an increase of 27 percent year over year.  EBITDA totaled $12.1 million in the first quarter, an increase of 11 percent.  Revenue totaled $44.2 million and was down 9 percent from first quarter 2013, primarily due to lower equipment sales, which were down 35 percent year over year. Services revenue, which accounts for 77 percent of the company's revenue, increased 2 percent year over year.

"We continue to execute on our strategy and were able to grow fiber and data revenue 6 percent in first quarter as we expanded our fiber distribution networks and built fiber to additional business customers," said John Finke, HickoryTech's president and chief executive officer.  "We delivered four consecutive quarters of consistent outcomes and growth in our fiber and data business.  We've done a good job managing our costs in the quarter and will continue to work to align our operating costs with our pace of growth, ultimately focused on delivering additional value to our results."

Fiber and Data Segment (before inter-segment eliminations)
•	First quarter Fiber and Data revenue totaled $17.7 million, up 6 percent year over year. This growth is the result of increased, high-capacity fiber and data sales within retail and wholesale customer segments.
•	Costs and expenses for this segment totaled $14.8 million, a 2 percent reduction from the prior year.
•	Operating income totaled $2.9 million, up 80 percent year over year.
•	Net income totaled $1.7 million, an increase of 81 percent year over year.

As a reminder, first quarter 2013 results included a pre-tax impairment charge of $633,000 related to a write-off of non-strategic wireless assets acquired with the Fargo-based acquisition.  The charge, which totaled $380,000 after tax, negatively affected net income in 2013 by approximately $0.03 per share.  This non-cash charge was recorded in the Fiber and Data Segment.

Equipment Segment (before inter-segment eliminations)
•	First quarter Equipment Segment revenue totaled $12.2 million, a 29 percent decrease year over year.
•	Equipment sales revenue was $10 million, down 35 percent compared to a year ago. Equipment revenue tends to fluctuate quarter to quarter based on timing of sales and installation periods.
•	Support Services revenue was $2.2 million, a 19 percent increase from first quarter 2013.
•	Operating income totaled $486,000, a 41 percent decrease year over year.
•	Net income totaled $287,000, a 41 percent decrease compared to the first quarter 2013.

Telecom Segment (before inter-segment eliminations)
•	First quarter Telecom Segment revenue totaled $14.4 million, down 2 percent from a year ago. Telecom results were affected by legacy service declines primarily in network access and local service revenue. Broadband service revenue grew 5 percent, offsetting part of the Telecom revenue decline. Competitive price compression is impacting the growth rates of broadband services.

•	DSL subscribers increased 4 percent and Digital TV subscribers were up 8 percent.
•	Costs and expenses totaled $12.5 million, down 3 percent year over year.
•	Operating and Net income were both up 1 percent compared to the first quarter 2013.

Total Capex, Depreciation and Amortization
Total capital expenditures in the first quarter were $4.9 million, compared with $5.8 million in the comparable quarter in 2013, down primarily due to timing of projects year over year.

Depreciation and amortization expense increased $571,000, or 8 percent in the first quarter.  The increase is primarily attributed to increased capital expenditures associated with fiber network expansion and success-based capital expenditures supporting Fiber and Data revenue growth.

Debt Position
Long-term debt and current maturities, including capitalized leases, totaled $134.8 million as of March 31, 2014. The first quarter 2014 debt balance represents a year-over-year decrease of $1.6 million and a reduction of $7.1 million since the company's acquisition of IdeaOne Telecom two years ago.  Net debt is a measure of financial balance sheet strength, which subtracts cash on hand from the total debt balance.  Net debt as of March 31, 2014 is $122.6 million, the lowest level of net debt for the company since March 2012.

Fiscal Outlook for 2014
HickoryTech confirms its previous fiscal 2014 outlook.
•	Revenue in 2014 is expected to be within a range of $189 million to $199 million. The company expects growth in business and broadband revenue to offset the majority of the declines in legacy Telecom services.
•	Net income is expected to be in a range of $6.4 million to $8.4 million.
•	EBITDA is expected to be in a range of $47.0 million to $49.5 million.
•	Capital expenditures are expected to be between $24 million and $28 million, with approximately 60 percent of capex expected for success-based opportunities.
•	The company expects its year-end 2014 debt balance to be in a range of $133 million to $135 million.

Conference Call and Webcast
HickoryTech will hold a conference call and webcast on Friday, May 2, at 9 a.m. CT to review the company's first-quarter 2014 results. The conference call dial-in number is 877-372-0867, conference ID 20839064.  A webcast with audio and presentation slides will be available at http://investor.hickorytech.com.

HickoryTech Shareholders Asked to Approve Corporate Name Change to Enventis
The corporate name change is the final step in the company's move to a unified brand following its change to Enventis in October 2013 when the company rebranded its telecom markets to align under its Enventis brand.  HickoryTech shareholders are asked to approve a corporate name change to Enventis Corporation, with the vote being solidified at the company's annual shareholder meeting on May 6.  Upon a successful vote, the company's stock would trade as Enventis on the NASDAQ exchange under ticker symbol "ENVE."

"Aligning our corporate name with Enventis, the brand we use to serve thousands of customers across the upper Midwest, allows us to gain full recognition as a public company and as a leading business and broadband service provider," added Finke.  "HickoryTech has transformed from a local telephone company into a leading, regional communications provider focused on growing and expanding business and broadband services."

About HickoryTech Corporation
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest and is doing business as Enventis.  With headquarters in Mankato, Minn., the corporation has 520 employees and an expanded, multi-state fiber network spanning more than 4,200 route miles serving Minnesota, Iowa, North Dakota and South Dakota. The company provides IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems to businesses across a five-state region.  The company also offers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO, and is a member of the Russell 2000 Index.  For more information, visit www.enventis.com.

Non-GAAP Measures
To supplement the Company's financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance and position. The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of the Company's current financial performance, financial position and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company's performance and financial position. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

Forward-looking statement
 Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by law.

# # #

Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31
(Dollars in thousands, except share data)	2014	2013	% Change
Operating revenue:
Services	$34,213	$33,405	2%
Equipment	10,027	15,364	-35%
Total operating revenue	44,240	48,769	-9%

Costs and expenses:
Cost of sales, excluding depreciation and amortization	8,544	13,222	-35%
Cost of services, excluding depreciation and amortization	16,660	16,599	0%
Selling, general and administrative expenses	6,963	7,449	-7%
Asset impairment	-	633
Depreciation and amortization	7,580	7,009	8%
Total costs and expenses	39,747	44,912	-12%

Operating income	4,493	3,857	16%

Interest and other income	-	2	-100%
Interest expense	(979)	(1,139)	-14%
Income before income taxes	3,514	2,720	29%
Income tax provision	1,441	1,094	32%

Net income	$2,073	$1,626	27%

Basic earnings per share	$0.15	$0.12	25%

Basic weighted average common shares outstanding	13,596,296	13,556,515

Diluted earnings per share	$0.15	$0.12	25%

Diluted weighted average common and equivalent shares outstanding	13,659,827	13,578,429

Dividends per share	$0.15	$0.145	3%

Consolidated Balance Sheets
(unaudited)

(Dollars and Share Data in Thousands)	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$12,243	$7,960
Receivables, net of allowance for doubtful accounts of $260 and $370	20,172	26,073
Inventories	1,783	1,668
Income taxes receivable	138	970
Deferred income taxes, net	2,479	2,660
Prepaid expenses	3,096	2,545
Other	900	1,386
Total current assets	40,811	43,262

Investments	3,595	3,414

Property, plant and equipment	465,728	461,712
Accumulated depreciation and amortization	(286,987)	(280,386)
Property, plant and equipment, net	178,741	181,326

Other assets:
Goodwill	29,028	29,028
Intangible assets, net	3,865	4,088
Deferred costs and other	6,077	5,762
Total other assets	38,970	38,878

Total assets	$262,117	$266,880

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,908	$3,163
Extended term payable	6,991	8,879
Deferred revenue	5,681	6,056
Accrued expenses and other	8,431	10,443
Financial derivative instruments	551	242
Current maturities of long-term obligations	1,551	1,586
Total current liabilities	26,113	30,369

Long-term liabilities:
Debt obligations, net of current maturities	133,289	133,621
Accrued income taxes	245	244
Deferred revenue	2,583	2,705
Financial derivative instruments	631	1,184
Accrued employee benefits and deferred compensation	12,175	12,344
Deferred income taxes	37,145	37,103
Total long-term liabilities	186,068	187,201

Total liabilities	212,181	217,570

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, $0.10 stated value
Shares authorized: 100,000
Shares issued and outstanding: 13,622 in 2014 and 13,569 in 2013	1,362	1,357
Additional paid-in capital	17,148	16,462
Retained earnings	30,813	30,782
Accumulated other comprehensive income	613	709
Total shareholders' equity	49,936	49,310

Total liabilities and shareholders' equity	$262,117	$266,880

Fiber and Data Segment
(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2014	2013	% Change
Revenue before intersegment eliminations:
Business	$9,663	$8,825	9%
Wholesale	7,815	7,646	2%
Intersegment	221	213	4%
Total Fiber and Data revenue	17,699	16,684	6%

Cost of services
(excluding depreciation and amortization)	8,206	8,257	-1%
Selling, general and administrative expenses	3,356	3,360	0%
Asset impairment	-	633
Depreciation and amortization	3,190	2,796	14%
Total costs and expenses	14,752	15,046	-2%

Operating income	$2,947	$1,638	80%
Net income	$1,739	$961	81%

Capital expenditures (A)	$2,588	$2,943	-12%

(A) Does not include change in materials and supplies.

Equipment Segment
(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2014	2013	% Change
Revenue before intersegment eliminations:
Equipment	$10,027	$15,364	-35%
Services	2,221	1,873	19%
Total operating revenue	12,248	17,237	-29%

Cost of sales
(excluding depreciation and amortization)	8,544	13,222	-35%
Cost of services
(excluding depreciation and amortization)	1,777	1,695	5%
Selling, general and administrative expenses	1,303	1,414	-8%
Depreciation and amortization	138	85	62%
Total costs and expenses	11,762	16,416	-28%

Operating income	$486	$821	-41%
Net income	$287	$485	-41%

Capital expenditures	$109	$558	-81%

Telecom Segment
(unaudited)

	Three Months Ended March 31
(Dollars in thousands)	2014	2013	% Change
Revenue before intersegment eliminations:
Local Service	$2,730	$2,963	-8%
Network Access	4,415	4,701	-6%
Broadband	5,276	5,005	5%
Other	1,513	1,579	-4%
Intersegment	434	417	4%
Total operating revenue	$14,368	$14,665	-2%

Total Telecom revenue before intersegment eliminations
Unaffiliated Customers	$13,934	$14,248
Intersegment	434	417
	14,368	14,665

Cost of services (excluding depreciation and amortization)	6,809	6,847	-1%
Selling, general and administrative expenses	1,986	2,245	-12%
Depreciation and amortization	3,678	3,703	-1%
Total costs and expenses	12,473	12,795	-3%

Operating income	$1,895	$1,870	1%

Net income	$1,118	$1,104	1%

Capital expenditures (A)	$1,804	$1,760	3%

Key Metrics
Business access lines	18,788	20,016	-6%
Residential access lines	20,267	21,744	-7%
Total access lines	39,055	41,760	-6%
High-speed Internet ("DSL") customers	21,178	20,327	4%
Digital TV customers	11,788	10,910	8%

(A) Does not include change in materials and supplies.

Reconciliation of Non-GAAP Measures

	Three Months Ended March 31
(Dollars in thousands)	2014	2013
Reconciliation of consolidated net income to EBITDA:
Net income	$2,073	$1,626
Add:
Depreciation and amortization	7,580	7,009
Interest expense	979	1,139
Income taxes	1,441	1,094
EBITDA	12,073	10,868
Adjustments allowed under our credit agreement:
Asset impairment	-	633
EBITDA per our credit agreement	$12,073	$11,501

(Dollars in thousands)
Reconciliation of net debt:	Mar-14	Dec-13	Sep-13	Jun-13	Mar-13	Dec-12	Sep-12	Jun-12	Mar-12
Debt obligations, net of current maturities	$133,289	$133,621	134,018	134,324	134,723	135,133	135,519	139,874	140,272
Current maturities of long-term obligations	1,551	1,586	1,584	1,655	1,648	1,648	1,636	1,614	1,621
Total Debt	$134,840	$135,207	135,602	135,979	136,371	136,781	137,155	141,488	141,893
Less:
Cash and cash equivalents	12,243	7,960	6,516	5,197	4,306	8,305	10,051	14,431	20,724
Net Debt	$122,597	$127,247	129,086	130,782	132,065	128,476	127,104	127,057	121,169

Reconciliation of Non-GAAP Measures

	Year Ending
	December 31, 2014
(Dollars in thousands)	Guidance Range
Reconciliation of net income to 2014 EBITDA guidance:	Low	High
Projected net income	$6,400	$8,400
Add back:
Depreciation and amortization	31,800	31,400
Interest expense	4,500	4,100
Taxes	4,300	5,600
Projected EBITDA guidance	$47,000	$49,500